Exhibit 99.1

Emerge Energy Services Announces Second Quarter 2013 Results

Southlake, Texas — August 14, 2013 — Emerge Energy Services LP (“Emerge”) today announced second quarter 2013 financial and operating results.

Highlights

•                  Adjusted EBITDA of $17.4 million for the three months ended June 30, 2013.

•                  Distributable cash flow of $8.6 million, or $0.37 per unit, for the period beginning May 14, 2013, through June 30, 2013.

•                  Full quarter sales of 634,000 tons of sand, over 94% of which was Northern White Sand.

•                  Average utilization of over 48% of capacity at our Barron facility.

Overview

Emerge reported a net loss of $7.3 million, or ($0.32) per unit for the period beginning May 14, 2013, the date Emerge closed its initial public offering (IPO), through June 30, 2013.  For that same period, Emerge reported distributable cash flow of $8.6 million, or $0.37 per unit.  For the full quarter, Emerge reported Adjusted EBITDA of $17.4 million compared to $10.1 million for the same period of the prior year.  Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that Emerge uses to assess its performance on an ongoing basis.

Previously, Emerge had declared a prorated distribution of $0.37 per unit for the quarter ended June 30, 2013.  This equates to a full quarter distribution of $0.70 per unit.

“We were very pleased with our results from our first partial quarter as a public company,” said Ted Beneski, Chairman of the Board of Directors of the general partner of Emerge.  “Our initial distribution was well ahead of the forecast contained in our prospectus, and we believe we will meet or possibly exceed our distributable cash flow targets in the coming quarters.”

“The upside to our earnings was driven by the strong ramp up of operations at our Barron plant, whose capacity utilization is proceeding ahead of schedule,” added Rick Shearer, CEO of Emerge.  “New Auburn is still selling all of its production, but Barron has actually surpassed New Auburn in sand production over the past several weeks, and we have already reached a combined run rate of approximately 2.5 million tons per year, versus our initial projection of an average of 2.0 million tons per year for our first twelve months as a public company.  We have been able to expand our customer base, while virtually every one of our existing contract customers is purchasing sand at a rate that well exceeds their contracted minimums.

“In addition, our Dallas-based transmix facility continues to perform as expected, while our Birmingham terminal has outperformed expectations primarily due to improved margins with contract customers, a favorable pricing environment, and our ability to sell RINs, which are currently experiencing a strong pricing environment.”

Conference Call

Emerge will host its 2013 second quarter conference call later today, Wednesday, August 14, 2013 at 3 p.m. CDT. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (877) 474-9502 or (857) 244-7555 and entering pass code 63854004. An audio webcast of the call will be available at www.emergelp.com within the Investor Relations portion of the website. A replay will be available by audio webcast and teleconference from 5:00 p.m. CDT on August 14 through 11:59 p.m. CDT on September 14, 2013. The replay teleconference will be available by dialing (888) 286-8010 or (617) 801-6888 and the reservation number 62739784.

Operating Results

The following table summarizes our unaudited consolidated operating results for the three and six months ended June 30, 2013 and 2012 (in thousands).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

REVENUES
Revenues from fuel sales	$168,910	$134,889	$287,633	$243,046
Revenues from sand sales	30,891	15,760	59,209	30,066
Other revenues	5,128	1,761	10,142	3,318
	204,929	152,410	356,984	276,430
OPERATING EXPENSES
Cost of product	171,676	135,429	294,181	243,517
Operations and maintenance	11,084	4,142	20,067	8,142
Depreciation, depletion and amortization	4,922	2,125	8,076	4,324
Selling, general and administrative expenses	4,832	2,775	8,206	5,206
IPO transaction-related costs	10,922	—	10,922	—
Stock-based compensation expense	1,221	—	1,221	—
Loss on disposal of equipment	—	—	—	5
Total operating expenses	204,657	144,471	342,673	261,194
Income from operations	272	7,939	14,311	15,236
OTHER EXPENSE (INCOME)
Interest expense	3,450	2,809	7,663	5,616
Loss on early extinguishment of debt	907	—	907	—
Other	(117)	(9)	(159)	(16)
Total other expense (income)	4,240	2,800	8,411	5,600
Income before provision for taxes	(3,968)	5,139	5,900	9,636
Provision for taxes	95	20	125	41
NET INCOME (LOSS)	$(4,063)	$5,119	$5,775	$9,595
ADJUSTED EBITDA (a)	$17,371	$10,094	$34,594	$19,618

(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP-based net income.

Sand Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

REVENUES
Revenues from sand sales	$30,891	$15,760	$59,209	$30,066
Other revenues	3,571	339	7,312	444
	34,462	16,099	66,521	30,510
OPERATING EXPENSES
Cost of product	10,070	3,607	20,821	7,502
Operations and maintenance	8,193	2,021	14,618	3,802
Selling, general and administrative expenses	2,075	1,569	4,298	2,851
Total operating expenses	20,338	7,197	39,737	14,155
Segment income	$14,124	$8,902	$26,784	$16,355
Volume of sand sold (tons in thousands):
Kosse, Texas facility	36	43	68	80
New Auburn, Wisconsin facility	309	245	607	477
Barron, Wisconsin facility	289	—	477	—
Total volume of sand sold	634	288	1,152	557

For the full quarter ended June 30, 2013, Emerge sold 634,000 tons of sand, 598,000 of which were sold from its Wisconsin facilities.  The New Auburn facility sold 309,000 tons, compared to 245,000 tons for the same period last year, while the Barron facility, which commenced operations in late December 2012, sold 289,000 tons.  Sand segment income was $14.1 million for the full quarter, compared to $8.9 million for the same quarter in 2012.  This 59% increase in segment income was almost entirely due to the increase in volume and associated gross margin of sand sold, but was partially mitigated by increased SG&A from our Barron facility

Fuel Segment

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

REVENUES
Revenues from fuel sales	$168,910	$134,889	$287,633	$243,046
Other revenues	1,557	1,422	2,830	2,874
	170,467	136,311	290,463	245,920
OPERATING EXPENSES
Cost of product	161,606	131,822	273,360	236,015
Operations and maintenance	2,891	2,121	5,449	4,340
Selling, general and administrative expenses	1,513	1,206	2,589	2,355
Total operating expenses	166,010	135,149	281,398	242,710
Segment income	$4,457	$1,162	$9,065	$3,210
Volume of refined fuels sold (gallons in thousands)	55,404	44,410	91,427	77,850
Volume of terminal throughput (gallons in thousands)	60,717	48,404	95,882	99,191
Volume of transmix production (gallons in thousands)	18,073	6,176	24,483	12,657
Transmix production as a percent of total refined fuels sold	32.6%	13.9%	26.8%	16.3%

For the full quarter ended June 30, 2013, Emerge sold over 55 million gallons of refined fuel, compared to 44 million gallons for the same period last year, and had an additional third-party volume of 61 million gallons through its terminals, compared to 48 million gallons for the same period last year.  Transmix production was 18 million gallons for the three months ended June 30, 2013, compared to 6.2 million gallons for the same period last year.  The increase in volumes was primarily because of the acquisition of Direct Fuels, which the Partnership acquired at the close of its IPO May 14, 2013.  Segment income for Fuel was $4.5 million for the full quarter, which only included 48 days of contribution from Direct Fuels, compared to $1.2 million for the comparable quarter in 2012.  This 284% increase in segment income was because of the partial quarter results of operations of Direct Fuels, improved margin performance, and increased gross margin from RINS sales.

Capital Expenditures and Distributable Cash Flow

Excluding the acquisition of Direct Fuels at the close of the IPO, Emerge had $3.0 million of capital expenditures during the three months ended June 30, 2013, including $0.4 million in maintenance capital expenditures, of which $0.3 million was incurred from the period commencing May 14, 2013, through June 30, 2013.

For the period commencing with the close of the IPO on May 14, 2013, through June 30, 2013, Emerge generated $8.6 million in Distributable Cash Flow, or $0.37 per unit.  On July 16, 2013, Emerge declared a distribution of $0.37 per unit, which will be paid August 14, 2013 to common unitholders of record on August 6, 2014.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP.   When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the registration statement filed with the SEC in connection with this initial public offering. The risk factors and other factors noted in our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Robert Lane

(817) 865-2541

EMERGE ENERGY SERVICES LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands except per unit data)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2013	2012	2013	2012

REVENUES
Revenues from fuel sales	$168,910	$134,889	$287,633	$243,046
Revenues from sand sales	30,891	15,760	59,209	30,066
Other revenues	5,128	1,761	10,142	3,318
Total revenues	204,929	152,410	356,984	276,430
OPERATING EXPENSES
Cost of product	171,676	135,429	294,181	243,517
Operations and maintenance	11,084	4,142	20,067	8,142
Depreciation, depletion and amortization	4,922	2,125	8,076	4,324
Selling, general and administrative expenses	4,832	2,775	8,206	5,206
IPO transaction-related costs	10,922	—	10,922	—
Stock-based compensation expense	1,221	—	1,221	—
Loss on disposal of equipment	—	—	—	5
Total operating expenses	204,657	144,471	342,673	261,194
Income from operations	272	7,939	14,311	15,236
OTHER EXPENSE (INCOME)
Interest expense, net	3,450	2,809	7,663	5,616
Loss on early extinguishment of debt	907	—	907	—
Other	(117)	(9)	(159)	(16)
Total other expense (income)	4,240	2,800	8,411	5,600
Income (loss) before provision for income taxes	(3,968)	5,139	5,900	9,636
Provision for income taxes	95	20	125	41
NET INCOME (LOSS)	$(4,063)	$5,119	$5,775	$9,595
Less Predecessor net income before May 14, 2013	3,286		13,124
Net loss from May 14, 2013 through June 30, 2013	$(7,349)		$(7,349)
Loss per common unit (basic and diluted)	$(0.32)		$(0.32)
Weighted average number of common units outstanding (basic)	23,220		23,220

EMERGE ENERGY SERVICES LP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

	June 30, 2013	December 31, 2012

ASSETS
Current Assets:
Cash and equivalents	$14,980	$1,467
Restricted cash and equivalents	6,191	—
Trade and other receivables, net	46,398	26,781
Inventories	32,309	22,848
Direct financing lease receivable	1,627	1,579
Prepaid expenses and other current assets	6,344	2,602
Total current assets	107,849	55,277
Property, plant and equipment, net	135,831	120,851
Mineral resources, net	10,550	10,563
Intangible assets, net	44,876	1,426
Goodwill	29,264	—
Deferred financing and public offering costs, net	3,568	7,085
Deposits and other assets	534	587
Total assets	$332,472	$195,789
LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable	$30,355	$27,622
Accrued liabilities	8,538	7,278
Deferred compensation and stock-based compensation liability	6,216	—
Deferred revenue	1,021	801
Current portion of long-term debt	481	9,321
Current portion of capital lease liability	2,028	1,548
Current portion of advances from customers	—	4,043
Total current liabilities	48,639	50,613
Long-term debt, net of current portion	112,566	129,641
Capital lease liability, net of current portion	3,853	5,428
Asset retirement obligations	690	690
Total liabilities	165,748	186,372
Commitments and contingencies
Partners’ Equity:
Predecessor members’ equity	—	9,417
General partner	—	—
Limited partner units	166,724	—
Total partners’ equity	166,724	9,417
Total liabilities and partners’ equity	$332,472	$195,789

Adjusted EBITDA and Distributable Cash Flow

We define Adjusted EBITDA generally as: net income (loss) plus interest expense, income tax expense, depreciation, depletion and amortization expense, non-cash charges and selected losses that are unusual or non-recurring less interest income, income tax benefits and selected gains that are unusual or non-recurring. We report Adjusted EBITDA (which as defined includes certain other adjustments, none of which impacted the calculation of Adjusted EBITDA herein) to our lenders under our new credit facility in determining compliance with the interest coverage ratio test and certain senior consolidated indebtedness to Adjusted EBITDA tests thereunder.  Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.  The following table (in thousands) reconciles net income (loss) to Adjusted EBITDA.

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2013	2012	2013	2012
Reconciliation of Adjusted EBITDA to net income :
Net income (loss)	$(4,063)	$5,119	$5,775	$9,595
Depreciation, depletion and amortization expense	4,922	2,125	8,076	4,324
Provision for income taxes	95	20	125	41
Interest expense	3,450	2,809	7,663	5,616
IPO transaction-related costs	10,922	—	10,922	—
Stock-based compensation expense	1,221	—	1,221	—
Loss on early extinguishment of debt	907	—	907	—
Other expense (income)	(117)	(9)	(159)	(16)
Provision for doubtful accounts	34	30	64	53
Loss (gain) on disposal of equipment	—	—	—	5
Adjusted EBITDA	$17,371	$10,094	$34,594	$19,618

We define distributable cash flow as net income (loss) plus (i) non-cash net interest expense, (ii) depreciation, depletion and amortization expense, (iii) non-cash charges, and (iv) selected losses that are unusual or non-recurring; less (v) selected principal repayments, (vi) selected gains that are unusual or non-recurring, and (vii) maintenance capital expenditures.  Distributable cash flow does not reflect changes in working capital balances.

For the Period May 14 through June 30, 2013
Post-IPO net income (loss)	$(7,349)
Add (less) reconciling items post-IPO:
Add depreciation, depletion and amortization expense	3,423
Add amortization of deferred of financing costs	104
Add transaction-related costs	10,922
Add stock-based compensation expense	1,221
Add loss from extinguishment of debt	907
Add provision for doubtful accounts	20
Less capital lease principal payments	(290)
Less mandatory principal payments on miscellaneous notes and obligations	(80)
Less maintenance capital expenditures	(258)
Distributable cash flow	$8,620